UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

CORE MOLDING TECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

CORE MOLDING TECHNOLOGIES, INC.

800 Manor Park Drive
Columbus, Ohio 43228
(614) 870-5000

April 16, 2007

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Core Molding Technologies, Inc. to be held at the Company’s southeast production facility, 24 Commerce Drive, Gaffney, South Carolina 29340, on May 16, 2007, at 1:00 p.m., Eastern Daylight Savings Time. Further information about the meeting and the matters to be considered is contained in the formal Notice of Annual Meeting of Stockholders and Proxy Statement on the following pages.

It is important that your shares be represented at this meeting. Whether or not you plan to attend, we hope that you will sign, date and return your proxy promptly in the enclosed envelope.

Sincerely,

Malcolm M. Prine
Chairman of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS May 16, 2007
PROXY STATEMENT
GENERAL INFORMATION
OWNERSHIP OF COMMON STOCK
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
DIRECTORS AND EXECUTIVE OFFICERS OF CORE MOLDING TECHNOLOGIES, INC.
CORPORATE GOVERNANCE
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Compensation Committee Report
DIRECTOR COMPENSATION
REPORT OF THE AUDIT COMMITTEE
AUDIT FEES
AUDIT RELATED FEES
TAX FEES
ALL OTHER FEES
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
LIMITATION ON OWNERSHIP
PROPOSAL NO. 1 ELECTION OF DIRECTORS
PROPOSAL 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

CORE MOLDING TECHNOLOGIES, INC.
800 Manor Park Drive
Columbus, Ohio 43228
(614) 870-5000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
May 16, 2007

To Our Stockholders:

Core Molding Technologies, Inc. (the “Company”) will hold its 2007 Annual Meeting of Stockholders on May 16, 2007 at 1:00 p.m., Eastern Daylight Savings Time, at the Company’s southeast production facility, 24 Commerce Drive, Gaffney, South Carolina 29340, for the following purposes:

1.	to elect five (5) directors to comprise the Board of Directors of the Company;

2.	to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2007; and

3.	to consider and act upon other business as may properly come before the meeting and any adjournments or postponements of the meeting.

The foregoing matters are described in more detail in the Proxy Statement, which is attached to this notice. Only stockholders of record at the close of business on March 30, 2007, the record date, are entitled to receive notice of and to vote at the meeting.

We desire to have maximum representation at the meeting and respectfully request that you date, execute and promptly mail the enclosed proxy in the postage-paid envelope provided. You may revoke a proxy by notice in writing to the Secretary of the Company at any time prior to its use.

BY ORDER OF THE BOARD OF DIRECTORS

Herman F. Dick, Jr.
Vice President, Secretary, Treasurer,
and Chief Financial Officer

April 16, 2007

CORE MOLDING TECHNOLOGIES, INC.
800 Manor Park Drive
Columbus, Ohio 43228
(614) 870-5000

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
May 16, 2007

To Our Stockholders:

Core Molding Technologies, Inc. (hereinafter referred to as the “Company”) is furnishing this Proxy Statement in connection with the solicitation by its Board of Directors of proxies to be used and voted at its annual meeting of stockholders, and at any adjournment of the annual meeting. The Company will hold its annual meeting on May 16, 2007, at its southeast production facility, 24 Commerce Drive, Gaffney, South Carolina at 1:00 p.m. Eastern Daylight Savings Time. The Company is holding the annual meeting for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

The Company is first sending this Proxy Statement, the accompanying proxy card and the Notice of Annual Meeting of Stockholders on or about April 16, 2007.

GENERAL INFORMATION

Solicitation

The Board of Directors of the Company is soliciting the enclosed proxy. In addition to the use of the mail, directors and officers of the Company may solicit proxies, personally or by telephone or telegraph. The Company will not pay its directors and officers any additional compensation for the solicitation.

In addition, the stock transfer agent of the Company, American Stock Transfer & Trust Company, New York, New York will conduct proxy solicitations on behalf of the Company. The Company will reimburse American Stock Transfer & Trust Company for reasonable expenses incurred by it in the solicitation. The Company also will make arrangements with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of proxy solicitation material to beneficial owners of the common stock of the Company. The Company will reimburse those brokerage firms, custodians, nominees and fiduciaries for their reasonable expenses.

The Company will pay all expenses of the proxy solicitation. Except as otherwise provided, the Company will not use specially engaged employees or other paid solicitors to conduct any proxy solicitation.

Voting Rights and Votes Required

Holders of shares of the common stock of the Company at the close of business on March 30, 2007, the record date for the annual meeting, are entitled to notice of, and to vote at, the annual meeting. On the record date, the Company had 10,324,182 shares of common stock outstanding.

Each outstanding share of common stock on the record date is entitled to one vote on all matters presented at the annual meeting. The presence, in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast will constitute a quorum for the transaction of business at the annual meeting. No business, other than adjournment, can be conducted at the annual meeting unless a quorum is present in person or by proxy.

Abstentions will count as shares present in determining the presence of a quorum for a particular matter. Abstentions, however, will not count as votes cast in determining the approval of any matter by the stockholders. If a broker or other record holder or nominee indicates on a proxy that it does not have authority to vote certain shares on a particular matter or if a broker or other record holder or nominee does not return proxies for any shares, those shares will not count as either present for purposes of determining a quorum or as votes cast in determining the approval of any matter by the stockholders.

In the election of directors, each of the five directors will be elected by a plurality of votes cast by stockholders of record on the record date and present at the annual meeting, in person or by proxy. Cumulative voting in the election of directors will not be permitted.

The Company is seeking stockholder ratification of the appointment of its independent registered public accounting firm, but ratification is not required by law.

Voting of Proxies

Shares of common stock represented by all properly executed proxies received prior to the annual meeting will be voted in accordance with the choices specified in the proxy. Unless contrary instructions are indicated on the proxy, the shares will be voted:

•	FOR the election as directors of the nominees named in this Proxy Statement until their successors are elected and qualified; and

•	FOR the ratification of the appointment of Deloitte & Touche LLP (“Deloitte & Touche”), as the independent registered public accounting firm for the Company for the year ending December 31, 2007.

Management of the Company and the Board of Directors of the Company know of no matters to be brought before the annual meeting other than as set forth in this Proxy Statement. If, however, any other matter is properly presented to the stockholders for action, it is the intention of the holders of the proxies to vote at their discretion on all matters on which the shares of common stock represented by proxies are entitled to vote.

Revocability of Proxy

A stockholder who signs and returns a proxy in the accompanying form may revoke it at any time before the authority granted by the proxy is exercised. A stockholder may revoke a proxy by delivering a written statement to the Secretary of the Company that the proxy is revoked.

Annual Report

The Annual Report on Form 10-K for the fiscal year ended December 31, 2006 of the Company, which includes financial statements and information concerning the operations of the Company, accompanies this Proxy Statement. The Annual Report is not to be regarded as proxy solicitation materials.

Stockholder Proposals

Any stockholder who desires to present a proposal for consideration at the 2008 annual meeting of stockholders must submit the proposal in writing to the Company. If the proposal is received by the Company prior to the close of business on December 14, 2007, and otherwise meets the requirements of applicable state and federal law, the Company will include the proposal in the proxy statement and form of proxy relating to the 2008 annual meeting of stockholders. The Company may confer on the proxies for the 2008 annual meeting of stockholders discretionary authority to vote on any proposal, if the Company does not receive notice of the proposal by February 29, 2008.

OWNERSHIP OF COMMON STOCK

Beneficial Owners

The table below sets forth, to the knowledge of the Company, the only beneficial owners, as of March 30, 2007, of more than 5% of the outstanding shares of common stock of the Company.

Number of Shares of Common Stock Beneficially Owned

Name and Address of	Amount and Nature of
Beneficial Owner	Beneficial Ownership		Percent of Class

International Truck and Engine Corporation	4,264,000	(1)	41.3%
4201 Winfield Drive
P.O. Box 1488
Warrenville, Illinois 60555
Gabelli Asset Management, Inc., et al.	660,500	(2)	6.4%
One Corporate Center
Rye, NY 10580

(1)	International Truck and Engine Corporation (formerly known as Navistar International Transportation Corp.) has sole voting and investment power over these shares and received these shares of common stock on December 31, 1996, pursuant to the terms of an asset purchase agreement, which provided for the acquisition by the Company of the Columbus Plastics operating unit of International Truck and Engine Corporation The terms and conditions of the asset purchase agreement are discussed in greater detail below under the heading “Certain Relationships and Related Transactions.” International Truck and Engine Corporation is a wholly owned subsidiary of Navistar International Corporation.

(2)	The information presented is derived from Amendment No. 14 to Schedule 13D, as filed with the SEC on January 18, 2007 by Mario J. Gabelli and certain entities which he directly or indirectly controls or for which he acts as chief investment officer, including MJG Associates, Inc., GGCP, Inc., formerly known as Gabelli Group Capital Partners, Inc., Gabelli Asset Management, Inc., Gabelli Funds, LLC, Gabelli Advisers, Inc. GAMCO Investors, Inc., Gabelli Securities, Inc., Gabelli & Company, Inc., Gabelli & Company, Inc. Profit Sharing Plan, Gabelli Foundation, Inc., Lynch Corporation and Lynch Interactive Corporation. According to the Schedule 13D filing, Mario Gabelli is deemed to have beneficial ownership of 660,500 shares owned beneficially by Gabelli Funds, LLC, Gamco Investors, Inc., Gabelli Advisors, Inc. and MJG Associates, Inc. and, except as otherwise provided in the Schedule 13D filing, each entity has the sole power to vote or direct the vote and sole power to dispose or to direct the disposition of the shares reported for it, either for its own benefit or for the benefit of its investment clients or its partners, as the case may be.

Management

The table below sets forth, as of March 30, 2007 the number of shares of common stock beneficially owned by each director of the Company, by each nominee for election as director of the Company, by each executive officer named in the Summary Compensation Table contained in this Proxy Statement, and by all of the foregoing directors, nominees and executive officers as a group. The information concerning the persons set forth below was furnished in part by each of those persons.

Number of Shares of Common Stock Beneficially Owned

Name of	Amount and Nature of
Beneficial Owner	Beneficial Ownership		Percent of Class

Kevin L. Barnett	82,362	(1)	*
Thomas R. Cellitti	44,504	(2)	*
James F. Crowley	29,904	(3)	*
Herman F. Dick, Jr.	25,642	(4)	*
Ralph O. Hellmold	67,254	(5)	*
Stephen J. Klestinec	89,832	(6)	*
Malcolm M. Prine	163,783	(7)	1.5%
James L. Simonton	195,253	(8)	1.8%
All directors, nominees and executive officers as a group (8 persons)	698,534		6.6%

*	Less than 1% of the outstanding shares of common stock.

(1)	Includes: (i) 61,225 shares of common stock, which Mr. Barnett has the right to acquire within 60 days through the exercise of stock options; (ii) 7,500 shares of common stock as to which Mr. Barnett shares voting and investment power with his wife; (iii) 8,000 shares of common stock held by Mr. Barnett in the Core Molding Technologies, Inc. 401(k) Plan; and (iv) 5,637 shares of restricted stock subject to future vesting conditions.

(2)	Includes: (i) 33,250 shares of common stock, which Mr. Cellitti has the right to acquire within 60 days through the exercise of stock options; (ii) 10,000 shares of common stock as to which Mr. Cellitti has sole voting and investment power; and (iii) 1,254 shares of restricted stock subject to future vesting conditions.

(3)	Includes: (i) 22,650 shares of common stock, which Mr. Crowley has the right to acquire within 60 days through the exercise of stock options; (ii) 5,000 shares of common stock as to which Mr. Crowley has sole voting and investment power; (iii) 1,000 shares of common stock as to which Mr. Crowley shares voting and investment power with his wife; and (iv) 1,254 shares of restricted stock subject to future vesting conditions.

(4)	Includes: (i) 10,060 shares of common stock, which Mr. Dick has the right to acquire within 60 days through the exercise of stock options; and (ii) 5,000 shares of common stock as which Mr. Dick has sole voting and investment power; and (iii) 1,676 shares of common stock held by Mr. Dick in the Core Molding Technologies, Inc. Employee Stock Purchase Plan; (iv) 5,325 shares of common stock held by Mr. Dick in the Core Molding Technologies, Inc. 401(k) Plan; and (v) 3,581 shares of restricted stock subject to future vesting conditions.

(5)	Includes: (i) 66,000 shares of common stock as to which Mr. Hellmold has sole voting and investment power; and (ii) 1,254 shares of restricted stock that are fully vested have met all restriction requirements.

(6)	Includes: (i) 63,175 shares of common stock, which Mr. Klestinec has the right to acquire within 60 days through the exercise of stock options; (ii) 12,000 shares of common stock as to which Mr. Klestinec has sole voting and investment power; (iii) 2,110 shares of common stock held by Mr. Klestinec in the Core Molding Technologies, Inc. Employee Stock Purchase Plan; (iv) 7,127 shares of common stock held by Mr. Klestinec in the Core Molding Technologies, Inc. 401(k) Plan; and (v) 5,420 shares of restricted stock subject to future vesting conditions.

(7)	Includes: (i) 99,750 shares of common stock, which Mr. Prine has the right to acquire within 60 days through the exercise of stock options; (ii) 511 shares of common stock held by Mr. Prine’s wife; (iv) 61,000 shares of common stock as to which Mr. Prine has sole voting and investment power; and (v) 2,522 shares of restricted stock that are fully vested and have met all restriction requirements.

(8)	Includes: (i) 176,226 shares of common stock as to which Mr. Simonton has sole voting and investment power; (ii) 5,410 shares of common stock held by Simonton in the Core Molding Technologies, Inc. Employee Stock Purchase Plan; (iii) 6,523 shares of common stock held by Mr. Simonton in the Core Molding Technologies, Inc. 401(k) plan; and (iv) 7,094 shares of restricted stock that are fully vested and have met all restriction requirements.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the following persons to file initial statements of beneficial ownership on a Form 3 and changes of beneficial ownership on a Form 4 or Form 5 with the Securities and Exchange Commission and to provide the Company with a copy of those statements:

•	executive officers and directors of the Company; and

•	persons who beneficially own more than 10% of the issued and outstanding shares of common stock of the Company.

The Company believes that its executive officers, directors and greater than 10% beneficial owners complied with all applicable section 16(a) filing requirements for the fiscal year ended December 31, 2006.

DIRECTORS AND EXECUTIVE OFFICERS OF CORE MOLDING TECHNOLOGIES, INC.

The following biographies provide information on the background and experience of the persons nominated to become directors at the annual meeting and the executive officers of the Company. The Company is not aware of any family relationships among any of the following persons or any arrangements or understandings pursuant to which those persons have been, or are to be, selected as a director or executive officer of the Company, other than arrangements or understandings with directors or executive officers acting solely in their capacity as directors or executive officers.

Name	Age	Position(s) Currently Held

Kevin L. Barnett	44	President, Chief Executive Officer and Director
Thomas R. Cellitti	55	Director
James F. Crowley	60	Director
Herman F. Dick, Jr.	47	Vice President, Secretary, Treasurer, and Chief Financial Officer
Ralph O. Hellmold	66	Director
Stephen J. Klestinec	57	Vice President and Chief Operating Officer
Malcolm M. Prine	78	Chairman of the Board of Directors

Kevin L. Barnett.  Kevin L. Barnett joined the Company on April 1, 1997 and was elected Vice President, Secretary, Treasurer and Chief Financial Officer on April 24, 1997. Mr. Barnett served in this capacity until August 7, 2002, when he became Vice President-Manager Columbus Operations and Secretary. On January 3, 2006 Mr. Barnett was promoted to Group Vice President. On January 1, 2007, Mr. Barnett was promoted to President and Chief Executive Officer. Mr. Barnett joined the Company after approximately five years of working with Medex Inc., a publicly held manufacturer and marketer of injection molded products used for medical and surgical applications. Mr. Barnett served as Vice President, Treasurer, and Corporate Controller of Medex Inc. from October 1995 to January 1997. He served as Vice President and Corporate Controller of Medex Inc. from May 1994 to October 1995 and as Assistant Treasurer from April 1992 to May 1994. Prior to joining Medex Inc., Mr. Barnett served as a certified public accountant with Deloitte & Touche LLP from August 1984 to April 1992.

Thomas R. Cellitti.  Thomas R. Cellitti has served as a director of the Company since February 10, 2000. Mr. Cellitti is the Vice President and General Manager, Medium Truck, for International Truck and Engine Corporation. Prior to such time, Mr. Cellitti served as Vice President and General Manager, Bus Vehicle Center for International. Mr. Cellitti serves on the Board of Directors of IC Corp. in Conway, Arkansas. International Truck and Engine Corp. is a 41% stockholder and a significant customer of the Company. The relationship of International Truck and Engine Corporation to the Company is described below under “Certain Relationships and Related Transactions.”

James F. Crowley.  James F. Crowley has served as a director of the Company since May 28, 1998 and is Chairman of the Audit Committee. Mr. Crowley is currently the President of Brookside Capital Incorporated, a private investment and advisory firm head-quartered in Connecticut, which he founded in 1993 and Chairman and Managing Partner of the Old Strategic LLC, headquartered in Connecticut. From 1984 to 1992, Mr. Crowley served in various capacities with Prudential Securities, Inc. including President of Global Investment & Merchant Banking. Prior to joining Prudential Securities, Inc., Mr. Crowley was a First Vice President and Partner at Smith Barney, Harris Upham & Co. in its Investment Bank and Capital Markets Division. Mr. Crowley also serves on the board of various private organizations and universities. Mr. Crowley graduated from Villanova University, BS/BA and from the Wharton School at the University of Pennsylvania, MBA.

Herman F. Dick, Jr.  Herman F. Dick, Jr. joined the Company on September 10, 1999 as Controller and was elected to the position of Treasurer and Chief Financial Officer on August 7, 2002. Mr. Dick was then elected Secretary on May 12, 2005. On, January 1, 2007 Mr. Dick was elected as Vice President, in addition to his capacities as Secretary, Treasurer and Chief Financial Officer. Mr. Dick joined the Company after approximately eleven years of working with Boehringer Ingelheim, GMBH, a privately held research based manufacturer of pharmaceuticals and other healthcare products. Mr. Dick served as the Assistant Controller of Boehringer’s Roxane Laboratories subsidiary from November 1995 to September 1999. Mr. Dick also held positions at Boehringer Ingelheim in reengineering project management and internal audit. Prior to joining Boehringer Ingelheim, Mr. Dick served as a management consultant with KPMG LLP from June 1986 to September 1988.

Ralph O. Hellmold.  Ralph O. Hellmold has served as a director of the Company since December 31, 1996. He is Managing Member of Hellmold & Co., LLC an investment banking boutique specializing in doing mergers and acquisitions and working with troubled companies or their creditors. Prior to forming Hellmold & Co., LLC in 2004, Mr. Hellmold was president of Hellmold Associates which was formed in 1990, and Chairman of The Private Investment Banking Company which was formed in 1999. Prior to 1990, Mr. Hellmold was a Managing Director at Prudential-Bache Capital Funding, where he served as co-head of the Corporate Finance Group, co-head of the Investment Banking Committee and head of the Financial Restructuring Group. From 1974 until 1987, Mr. Hellmold was a partner at Lehman Brothers and its successors, where he worked in Corporate Finance and co-founded Lehman’s Financial Restructuring Group.

Stephen J. Klestinec.  Stephen J. Klestinec joined the Company on April 1, 1998, was elected to the position of Vice President, Sales and Marketing on May 28, 1998, and was promoted to Vice President, Operations on January 3, 2006. On January 1, 2007, Mr. Klestinec was promoted to Vice President and Chief Operating Officer. Mr. Klestinec was employed by Atlanta based Georgia-Pacific Resin, Inc., a manufacturer of thermoset resins, from 1981 until joining the Company on April 1, 1998. At Georgia-Pacific, Mr. Klestinec served as market manager of fiber reinforced products. In such capacity, Mr. Klestinec commercialized products for both the North American and International markets in the aerospace, mass transit, electrical and electronic industries. Mr. Klestinec also managed the abrasives, adhesives and specialty market segment. Mr. Klestinec also held positions at Georgia-Pacific in market development, quality assurance and manufacturing. Prior to joining Georgia-Pacific, Mr. Klestinec served as plant manager for Pacific Resins and Chemicals.

Malcolm M. Prine.  Malcolm M. Prine has served as a director of the Company and Chairman of the Company since December 31, 1996. Mr. Prine also served as a director of RYMAC Mortgage Investment Corporation from May 1992 to December 31, 1996. RYMAC merged with the Company on December 31, 1996, as described below under “Certain Relationships and Related Transactions.” Mr. Prine has been self-employed while acting as a consultant for the last fifteen years. He also serves on the board of various private organizations and universities.

CORPORATE GOVERNANCE

The Board of Directors — Independence

Of the directors who presently serve on the Company’s Board of Directors, the Board has affirmatively determined that each of Messrs. Crowley, Hellmold and Prine meet the standards of independence under American Stock Exchange (“AMEX”) listing standards. In making this determination, the Board of Directors considered relationships of some of the directors with International Truck and Engine Corporation that has a 41% ownership in the Company and all facts and circumstances the Board deemed relevant from the standpoint of each of the directors and from that of persons or organizations with which each of the directors has an affiliation, including commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships among others. In making this determination, the Board of Directors has relied upon both information provided by the directors and information developed internally by the Company in evaluating these facts.

Board Meetings and Committees

The Board of Directors met six times during the fiscal year ended December 31, 2006. During that period, each of the directors, except for Mr. Hough, attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of all committees of the Board of Directors on which each director served.

Compensation Committee

The Company did not have a Compensation Committee during the fiscal year ended December 31, 2006. The entire Board of Directors performed the functions of a Compensation Committee during that period, including recommending the form and amount of compensation to be paid to the executive officers and directors of the Company. Specifically, the Company’s independent directors participated in the deliberations of the Board of Directors concerning executive officer compensation.

The Board of Directors believes that a standing Compensation Committee is not necessary because the Board of Directors as a whole determines the appropriate compensation levels. All of the directors are familiar with the standard compensation levels in similar industries, and are knowledgeable regarding the current trends for compensating their executive officers. The Board of Directors acts to establish our compensation policy, determine the compensation paid to our named executive officers and non-employee directors and recommends executive incentive compensation and equity-based compensation. The Company’s named executive officers and director of human resources provide research and analysis at the request of the board in regard to the components of executive compensation and compensation information from comparable public companies.

Audit Committee

The Company has an Audit Committee, which during 2006 consisted of Messrs. Crowley, Hellmold and Wright, each of whom was “independent” as that term is defined under AMEX listing standards. Effective March 16, 2007, Mr. Wright resigned as a member of the Board of Directors, and the Board thereafter appointed Mr. Prine to the Audit Committee for fiscal year 2007, determining that Mr. Prine is “independent” as that term is defined under AMEX listing standards. The Board has determined that Mr. Crowley qualifies as an “audit committee financial expert” as defined in Section 407(d)(5)(ii) of Regulation S-K promulgated by the Securities and Exchange Commission. The principal function of the Audit Committee is to review and approve the scope of the annual audit undertaken by the independent registered public accounting firm of the Company and to meet with them to review and inquire as to audit functions and other financial matters and to review the year-end audited financial statements. For a more detailed description of the role of the Audit Committee, see “Report of the Audit Committee” below. The Audit Committee met four times during the fiscal year ended December 31, 2006. In addition, the Audit Committee discussed the interim financial information contained in quarterly earnings announcements with both management and the independent auditors prior to the public release of quarterly information. The Audit Committee is governed by a charter as approved by the Board of Directors on March 27, 2000, and thereafter ratified by the Board at the Boards’ May 17, 2006 meeting. A copy of the Audit Committee

Charter was attached as Exhibit A to the proxy statement for the Company’s 2005 Annual Stockholders Meeting. In accordance with its written charter, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company.

Nominating Committee

The Company has a Nominating Committee consisting of all members of the Board of Directors, with a majority of directors who are independent under AMEX listing standards required to effect a decision. The principal function of the Nominating Committee is to recommend candidates for membership on the Board of Directors. A copy of the Nominating Committee Charter was attached as Exhibit B to the proxy statement for the Company’s 2005 Annual Stockholders Meeting.

In identifying and evaluating nominees for director, the Nominating Committee seeks to ensure that the Board possesses, in the aggregate, the strategic, managerial and financial skills and experience necessary to fulfill its duties and to achieve its objectives, and seeks to ensure that the Board is comprised of directors who possess knowledge in areas that are of importance to the Company. In addition, the Nominating Committee believes it is important that at least one director have the requisite experience and expertise to be designated as an “audit committee financial expert.” The Nominating Committee looks at each nominee on a case-by-case basis regardless of who recommended the nominee.

The Nominating Committee will consider persons recommended by stockholders to become nominees for election as directors. Recommendations for consideration by the Nominating Committee should be sent to the Secretary of the Company in writing together with appropriate biographical information concerning each proposed nominee as more detailed in Article III.D of the Nominating Committee Charter.

The Bylaws of the Company set forth procedural requirements pursuant to which stockholders may make nominations to the Board of Directors. The Board of Directors or the Nominating Committee may not accept recommendations for nominations to the Board of Directors in contravention of these procedural requirements.

In order for a stockholder to nominate a person for election to the Board of Directors, the stockholder must give written notice of the stockholder’s intent to make the nomination either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company not less than fifty nor more than seventy-five days prior to the meeting at which directors will be elected. In the event that less than sixty days prior notice or prior public disclosure of the date of the meeting is given or made to stockholders, the Company must receive notice not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure was made, whichever occurred first.

The notice must set forth:

•	the name and address of record of the stockholder who intends to make the nomination;

•	a representation that the stockholder is a holder of record of shares of the capital stock of the Company entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•	the name, age, business and residence addresses and principal occupation or employment of each proposed nominee;

•	a description of all arrangements or understandings between the stockholder and each proposed nominee and any other person or persons, naming such person or persons, pursuant to which the nomination or nominations are to be made by the stockholder;

•	other information regarding each proposed nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and

•	the written consent of each proposed nominee to serve as a director of the Company if elected.

The Company may require any proposed nominee to furnish other information as it may reasonably require to determine the eligibility of the proposed nominee to serve as a director. The presiding officer of the meeting of stockholders may, if the facts warrant, determine that a stockholder did not make a nomination in accordance with the foregoing procedure. If the presiding officer makes such a determination, the officer shall declare such determination at the meeting and the defective nomination will be disregarded.

BOARD POLICIES REGARDING COMMUNICATION WITH THE BOARD OF DIRECTORS AND ATTENDANCE AT ANNUAL MEETINGS

Stockholders may communicate with the full Board of Directors, non-management directors as a group or individual directors, including the Chairman of the Board, by submitting such communications in writing to the Company’s Secretary, c/o the Board of Directors (or, at the stockholder’s option, c/o a specific director or directors), 800 Manor Park Drive, Columbus, Ohio 43228. Such communications will be delivered directly to the Board.

The Company does not have a policy regarding Board member attendance at the annual meeting of stockholders. All directors of the Company attended the 2006 annual meeting of stockholders.

CODE OF ETHICS

The Company has adopted a Code of Conduct and Business Ethics which applies to all employees of the Company, including the Company’s principal executive officer, principal financial officer and principal accounting officer or persons performing similar functions. The Company’s Board believes that the Code of Conduct and Business Ethics complies with the code of ethics required by the rules and regulations of the Securities Exchange Commission. The Company will provide a copy of the Code of Conduct and Business Ethics without charge to any person upon written request to the Company at its principal executive office at 800 Manor Park Drive, Columbus, Ohio 43228, Attention: President.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Company has entered into the following arrangements with those who served as members of the Company’s Board of Directors during the fiscal year ended December 31, 2006:

Relationship with Mr. Simonton

From January 15, 2000 until his retirement on January 1, 2007, Mr. Simonton served as our President and Chief Executive Officer of the Company. Mr. Simonton also served as a director of the Company from May 28, 1998 until his retirement on January 1, 2007 and prior to becoming President of the Company, was an officer of International Truck and Engine Corporation. Sales to International represented approximately 50% of the total revenues of the Company for the fiscal year ended December 31, 2006. International is also a 41% stockholder in the Company. As a director, Mr. Simonton participated in deliberations of the Company’s Board of Directors concerning executive officer compensation. However, Mr. Simonton abstained from participating in any actions of the Board of Directors affecting his compensation. Beginning January 1, 2007 the board of directors retained Mr. Simonton as a consultant to the board.

Relationship with Mr. Cellitti and Mr. Hough

Mr. Cellitti is currently an officer of International Truck and Engine Corporation and a member of the Board of Directors of the Company. Mr. Hough was an officer of International during the fiscal year ended December 31, 2006 and a member of the Board of Directors of the Company, until his resignation from the Board of Directors effective January 31, 2007 in conjunction with his retirement from International. Sales to International represented approximately 50% of the total revenues of the Company for the fiscal year ended December 31, 2006. International is also a 41% stockholder in the Company.

Relationship with Mr. Hellmold

Mr. Hellmold is a member of the Board of Directors who has, from time to time, provided financial advisory services to International Truck and Engine Corporation through Hellmold & Co., LLC, Hellmold Associates, Inc.

and/or The Private Investment Banking Company, LLC, investment advisory firms in which Mr. Hellmold was managing member, president or chairman. International is a 41% stockholder in the Company.

EXECUTIVE COMPENSATION

Unless the context requires otherwise, in this Executive Compensation section, including the Compensation Discussion and Analysis and the tables which follow it, references to “we,” “us,” “our” or similar terms are to the Company and our subsidiaries.

Compensation Discussion and Analysis

This compensation discussion and analysis describes the following aspects of our compensation system as it applies to our named executive officers as described in the summary compensation table set forth below (the “named executive officers”):

•	Our compensation philosophy and objectives;

•	The means we employ to achieve our compensation objectives, including the establishment of total direct compensation and the mix within that compensation;

•	The elements of compensation that are included within total direct compensation as well as compensation items in addition to total direct compensation; and

•	The reasons we have elected to pay these elements of compensation to achieve our compensation objectives and how we determine the amount of each element.

Compensation Philosophy and Objectives

Our compensation philosophy is focused on incentivizing executives through the use of base salary, annual profit sharing bonuses and long-term equity based incentive compensation in order to attract, motivate, reward and retain executives.

In 2005, the Board of Directors reviewed the compensation structure for the named executive officers in regard to our strategic succession plan. The board then requested that the chairman of the board form a subcommittee comprised of himself and certain members of senior management, including our CEO, Group Vice President, CFO and director of human resources, to research and provide analysis to the board of our existing compensation structure in light of current trends for similar sized public companies at both the local and national level. This review was considered necessary and appropriate by the Board as part of our overall strategic succession plan, as previously approved by the Board. In conducting its review, the sub-committee collected competitive data from the peer group companies described below, reviewed our existing compensation practices, developed a comprehensive methodology for setting compensation and identified proposed changes to our existing compensation program, which were then presented to the Board for review. At the direction of the Board, management then engaged Compensation Resources, Inc., a compensation and human resource consulting firm, to evaluate our then existing compensation programs for executives and to provide a general assessment and opinion of the proposed methodology for setting compensation under review by the board. Based upon our review and assessment, including a review of industry and market practice, we have established an articulated compensation philosophy with the following primary objectives:

•	Attract, retain and encourage the development of highly qualified and motivated executives;

•	Provide compensation that is competitive with our peers and defined marketplace;

•	Provide compensation on both an annual and long-term basis and in a fashion that aligns the interests of executives with those of our stockholders in order to create long-term stockholder value; and

•	Enhance the connection between our business results and the compensation of executives, linking a material portion of executive compensation with performance;

To this end, the objectives of our compensation philosophy puts a strong emphasis on correlating the long-term growth of stockholder value with management’s most significant compensation opportunities.

Means of Achieving Our Compensation Objectives

The three primary components of compensation for our named executive officers include base salary, annual profit sharing bonus opportunity and long-term equity based incentive compensation. Our named executive officers and all U.S. salaried employees also participate in our 401(k) plan and receive medical, dental, vision, short-term disability, long-term disability and life insurance benefits.

Determination of Compensation

While we do not have a separately constituted Compensation Committee, the independent members of our Board of Directors play a significant role in reviewing, approving and setting compensation policies for our named executive officers. As a general matter, the Board of Directors as a whole determines the appropriate levels of compensation for our named executive officers and are knowledgeable regarding current trends for compensating named executive officers, provided however that the Chief Executive Officer is not involved in, and abstains from, all discussions and decisions regarding his compensation as an executive officer. On an annual basis, the Chief Executive Officer and Director of Human Resources develop initial recommendations for the salary components of compensation for named executive officers excluding the Chief Executive Officer, for review and approval by the board at the annual operating plan review meeting. The Board then reviews such recommendations in light of the named executive officer’s individual performance, the compensation objectives described above and peer group performance described below. The Board then establishes the Company’s profit sharing performance threshold for the following year at the annual operating plan review meeting. In 2006, the Board made restricted stock grants under the long-term equity incentive plan that was approved by stockholders on May 17, 2006, based upon its comprehensive review and analysis of the information provided by the sub-committee and the opinion and evaluation of Compensation Resources.

Peer Group Analysis

In order to establish appropriate levels of compensation for our named executive officers, we collected competitive data for base salaries, annual bonuses and long-term stock-based incentive awards consistent with our practice in prior years. Because our market for executive talent is national, competitive data reflected the compensation of executives at companies of comparable size and complexity on both the local and national level. In addition, the information collected related to companies with comparable manufacturing operations or geographic representation. The population of companies reviewed were publicly traded in the United States and had a average market capitalizations of approximately $80 million, which is a measure we found more appropriate than comparing companies by sales revenue. The data was derived from the public filings of such peer companies. The companies comprising the peer group reviewed for establishing 2006 compensation levels were as follows:

PW Eagle, Inc. Atlantis Plastics, Inc. Supreme Industries, Inc. Proliance International, Inc. International Aluminum Corporation Strattec Security Corporation Max & Erma’s Restaurants, Inc.	Airnet Systems, Inc. Rocky Brands, Inc. R.G. Berry Dorman Products, Inc. (f/k/a R&B Inc.) PVC Container Corporation Pinnacle Data Systems, Inc. Applied Innovation, Inc.

We used this competitive data as a benchmark for analyzing each executive position. For our named executives, we then established targeted total compensation, following a review of competitive data. The amounts established approximate the applicable market medians. We believe an approximate market median result is appropriate for our executives because we expect to achieve at least median performance and that result balances the cost of the compensation program with the expected performance.

While we target total direct compensation at the market median, an executive’s actual total compensation could vary significantly depending upon the relationship between our actual performance and target results. If our results are well above target performance, executives have the opportunity to earn compensation that is well above the relevant market median. Conversely, executives may earn compensation that is well below the relevant market median if our performance is well below target levels.

Compensation Mix

For 2006, we compensated our named executive officers through a combination of base salary, annual profit sharing bonus opportunity and long-term equity based incentive compensation. The amount of total direct compensation for our named executive officers is allocated among the various types of compensation in a manner designed to achieve our overall compensation objectives as described above. This allocation is also structured so that the annual profit sharing and long-term equity based incentive components targets 50% of the executive officers’ overall direct compensation taking into account the cyclical nature of the markets we serve with the remaining 50% relating to base salary. In up-cycles, such as 2006, the profit sharing and long-term equity amounts resulted in a compensation mix greater than 50%, whereas during down-cycles our compensation mix of profit sharing and long term equity amounts will likely be lower than our 50% target. The resulting compensation mix for our named executive officers for 2006 was approximately 57% annual profit sharing and long-term equity and 43% base salary. The board considered the resulting compensation mix reasonable and appropriate in light of the performance achieved in 2006.

Elements of Direct Compensation

Base Salary

We use base salaries to provide a predictable level of current income for our named executive officers. Our base salaries are designed to assist in attracting, retaining and encouraging the development of qualified executives. The amount of each executive’s annual base salary is based on that executive’s position, skills and experience, individual performance and the salaries of executives with comparable positions and responsibilities at peer companies. When establishing base salaries for our named executive officers, we do not take into account awards previously made, including equity-based awards under our long-term incentive plans or profit sharing bonuses. Base salary adjustments are determined by the Board, typically on an annual basis, and take into account the named executive officer’s individual performance and pay relative to other peer group companies.

As part of our overall strategic succession plan for senior management, the Board in 2006 began to implement certain changes with respect to our named executive officers. Mr. Simonton retired as our President, Chief Executive Officer and director effective January 1, 2007, with Mr. Barnett, our former Group Vice President, succeeding him in this capacity. As a result, the base salary for Mr. Barnett was increased on January 1, 2007 to $240,000 in light of his increased responsibilities and relative to the other peer group companies. Effective January 1, 2007 Mr. Klestinec was appointed Vice President and Chief Operating Officer from his prior position as Vice President, Operations, and the Board further designated Mr. Dick as a Vice President, in addition to his role as Secretary, Treasurer and Chief Financial Officer. As a result of such changes, the Board adjusted the base salaries of Messrs. Klestinec and Dick for 2007 to $200,000 and $185,000, respectively, in light of their increased responsibilities and relative to the other peer group companies.

Profit Sharing Program

The Board has established an annual profit-sharing program (the “Profit Sharing Plan”) for all non-represented and salaried employees, including its named executive officers. This program is designed to align the interests of such individuals with those of our stockholders by directly tying profit sharing payments to our overall performance. This program, most recently established in 2004, has historically been used to create a profit sharing pool based upon fifty percent of our earnings before taxes (“EBT”) above a pre-established threshold established by the board. This threshold is based upon 8% of our “adjusted average assets”. Adjusted average assets include total assets, plus the net present value of leased equipment, less cash, construction in process, and intangible assets. The intent of such pre-established threshold is to begin creating a profit sharing pool only after achieving a reasonable return on assets employed in the operations of the Company. The profit sharing pool is limited to a maximum of twenty percent of EBT.

The named executive officers share in 25% of the profit sharing pool and the remaining participating employees share in 75% of the pool. Our named executive officers received no other cash bonus compensation in 2006, as the board believes that tying such cash bonus compensation to our performance (as measured by EBT) is the most effective means of incentivizing our named executive officers and aligning the interests of such individuals with those of our stockholders.

Long-Term Stock-Based Compensation

The Board administers the Core Molding Technologies, Inc. 2006 Long-Term Equity Incentive Plan (the “2006 Plan”) which replaced the existing Core Molding Technologies, Inc. Long-Term Equity Incentive Plan which expired on December 31, 2006. The 2006 Plan allows for the grant of incentive and nonqualified stock options, restricted stock, stock appreciation rights, performance shares, performance units and other awards. The Board also administers the Core Molding Technologies, Inc. 2002 Employee Stock Purchase Plan, as amended by the stockholders in 2006 (as amended, the “Stock Purchase Plan”). The Stock Purchase Plan provides eligible employees, including named executive officers, with the opportunity to acquire our common stock, and thereby develop a further incentive for such individuals to share in our future success and further link and align the personal interests of such individuals to those of our stockholders. The 2006 Plan and the Stock Purchase Plan are the primary methods for providing stock-based compensation to our named executive officers.

Stock Options.  Historically, the primary form of our long-term incentive compensation has consisted of issuing grants of stock option awards to our named executive officers upon being appointed as a named executive officer, pursuant to our long term equity incentive plan then in effect. The Board has previously selected stock options as an appropriate form of stock-based compensation because we believed they were a competitive form of compensation accepted as commonplace in the market. In 2003, we completed an option repricing tender offer, whereby upon tendering all outstanding stock options, we issued new stock options for 95% of the number of shares covered by their existing options, carrying an option price equal to $3.21, the market price of our common stock at the time of the grant of the new options. All of our named executive officers at the time participated in the pricing tender offer and received stock options representing 95% of the options they tendered in accordance with that program.

With the change in the accounting treatment of options, we, like many companies, re-examined the cost and competitive need for options as part of the comprehensive review of our compensation structure in 2005 and 2006, which process included a review of competitive data regarding stock-based awards. We then determined that the use of time-based restricted stock on an ongoing annual basis, as an overall component of our executive compensation program, would provide a form of incentive compensation that would more effectively motivate our executive officers, reinforce the need for strong long-term financial and operational results, continue to align the interests of our executive officers with the interests of our stockholders, build executive stock ownership among the management team and balance the cost of the incentives with the targeted results.

Restricted Stock.  In 2006, the Board granted our named executive officers, directors and other key executives shares of restricted common stock pursuant to the 2006 Plan. To reinforce the commitment to long-term results and retain named executive officers, each restricted stock grant vests in 3 equal installments over the next three (3) years following the date of the grant, with all restricted stock grants being fully time vested upon the date of the recipient’s 65th birthday and accelerated vesting upon death, disability or “change-in-control” (as described in the 2006 Plan). Awards made to named executive officers in 2006 were as follows:

2006 Restricted
Name	Stock Awards

James L. Simonton	7,094
Kevin L. Barnett	5,637
Stephen J. Klestinec	5,420
Herman F. Dick, Jr.	3,581

The restricted stock grants also contained stock ownership vesting requirements, such that each restricted stock grant does not vest until the recipient owns and retains shares of our common stock equal in value to 100% of the recipient’s base salary at the date of grant, if a named executive officer. The Board believes that this stock ownership requirement is a way to align more closely the interests of the named executive officers with those of the stockholders, giving such named executive officers a more vested stake in our long-term performance. In establishing the award levels for restricted stock grants in 2006, the Board did not consider the equity ownership levels of the recipients or compensation previously paid, including prior stock-based awards that were fully vested, however they did consider and adjusted accordingly for any unvested options that existed at the time of the restricted stock grant. The Board’s primary focus in granting such restricted stock awards in 2006 was to focus on retention of executives in light of prevailing competitive conditions and to motivate executives in ways that support our strategic direction.

Our current and intended future practice is to use restricted stock awards in lieu of stock options for the reasons discussed above, and to make such award determinations at the Board meeting held in conjunction with the annual shareholder meeting. This meeting customarily is held in May, and this practice permits us to consider the prior- year results and future expectations when making new grants. From time to time, we also may grant awards in connection with new hires and promotions, at the time of those events.

Employee Stock Purchase Program.  We maintain the Stock Purchase Plan, as referenced above, under which all of our employees, including our named executive officers, are permitted to participate. Accumulated employee deferrals are used to purchase shares of our common stock quarterly on or about February 1st, May 1st, August 1st or November 1st at a 15% discount to the closing price of the common stock on the American Stock Exchange on the date of purchase. The Board believes that this broad-based plan encourages stock ownership by all of our employees.

Other Elements of Compensation

Benefits

We provide our named executive officers with medical, dental, vision, short-term disability, long-term disability and life insurance benefits under the same programs used to provide benefits to salaried employees based in Columbus, Ohio and Gaffney, South Carolina.

401(k) Plan

We maintain a defined contribution tax-qualified retirement plan called the “Core Molding Technologies, Inc. 401(k) Retirement Savings Plan” (the “401(k) Plan”), which provides for broad-based employee participation, including for our named executive officers. The 401(k) Plan is designed to encourage savings for retirement, as we do not maintain a defined benefit plan that provides a specified level of income following retirement for named executive officers or other employees.

Under the 401(k) Plan, all of our eligible employees, including our named executive officers, may contribute earnings on a pre-tax basis to the 401(k) Plan up to the maximum limit then in effect under applicable law, and receive matching contributions from us that are subject to vesting over time. The matching contribution equals 25% of the first 6% of earnings deferred by each participant to the 401(k) Plan, which includes all salary and wages that are subject to income tax withholding (except for overtime and disqualifying dispositions of stock options). Our matching contributions are invested automatically into our common stock. In addition, we make an automatic employer contribution equal to 3% of each participant’s base salary. This contribution is made for all eligible employees, regardless of whether they make any pre-tax contributions. Finally, if a participant is at least age 35, we may make a retirement contribution based upon such participant’s base salary, which equals 1.5% of such participant’s base salary if such participant is age 35 to 44, and 3.5% of earnings if such participant is age 45 or older. This contribution is normally made only if the participant is employed on the last day of the year.

We offer the 401(k) Plan because it provides our employees, including our named executive officers, with a way to save for retirement. We intend to evaluate the 401(k) Plan for competitiveness in the marketplace from time to time, but we do not anticipate taking the level of benefits provided into account in determining our executives’ overall compensation packages in the coming years.

Perquisites

In general, we believe that perquisites should not constitute a consequential portion of any named executive officer’s compensation. As a result, no named executive officer received perquisites in excess of $10,000.

Executive Severance Arrangements

In 2006 we entered into executive severance agreements with Messrs. Simonton, Barnett, Dick and Klestinec that specify payments in the event the executive officer’s employment is terminated after a change in control. We believe that such executive severance agreements serve to assure the stability and continuity of our executive officers upon the occurrence of any change in control event, as well as to assure the effectiveness of existing retention and incentive features of the Company’s compensation program. See further disclosure below under “Potential Payments Upon Change of Control” for more information.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to publicly held companies for compensation in excess of $1 million in any taxable year paid to the chief executive officer or the four next most highly compensated executive officers. However, compensation in excess of $1 million is deductible if it meets the criteria for being “performance based” within the meaning of Section 162(m). Our stock option awards satisfy the conditions for being “performance based” under Section 162(m). Time-based restricted stock awards and bonuses paid under our informal profit sharing plan do not currently satisfy the Section 162(m) “performance based” conditions.

We generally endeavor to award compensation in a manner that satisfies the conditions for tax deductibility. However, we will not necessarily limit executive compensation to amounts deductible under Section 162(m), but rather intend to maintain the flexibility to structure our compensation programs so as to best promote our interests and the interests of our stockholders.

Conclusion

Our compensation programs are designed and administered in a matter consistent with our executive compensation philosophy and objectives. Our programs emphasize the retention of key executives and appropriate rewards for results. Our Board monitors these programs in recognition of the marketplace in which we compete for talent, and will continue to emphasize pay-for-performance and equity based incentive programs that reward our named executive officers for results that are consistent with our shareholders interests.

Compensation Committee Report

The Board of Directors has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based upon our review and discussion with management, we hereby authorize the inclusion of the foregoing Compensation Discussion and Analysis in this proxy statement and the Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed with the Securities and Exchange Commission

Malcolm M. Prine
Ralph O. Hellmold
James F. Crowley
Thomas R. Cellitti
Kevin L. Barnett

Summary Compensation Table

The table below summarizes the total cash and non-cash compensation paid or earned by each named executive officer for the fiscal year ended December 31, 2006.

The base salaries of the named executive officers of the Company are reviewed annually by the Company’s Board of Directors and adjusted as appropriate, as described above in “Compensation Discussion and Analysis.”

The amounts included for Stock Awards reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) of awards pursuant to the 2006 Long-Term Equity Incentive Plan. In addition, amounts included for Option Awards reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) of awards pursuant to the Company’s 1997 Long-Term Equity Incentive Plan, and thus includes amounts from awards granted prior to 2006.

The Company has not entered into any employment agreements with any of the named executive officers. Additional information related to each component of compensation for each named executive officer is provided above in the Compensation Discussion and Analysis.

							Change in Pension
							Value and Non-
						Non-Equity	Qualified Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards(1)	Awards(2)	Compensation(3)	Earnings	Compensation(4)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)

Kevin L. Barnett	2006	200,000	—	6,610	27,531	231,503	—	12,750	478,394
President and Chief
Executive Officer(5)
Stephen J. Klestinec	2006	190,000	—	6,355	14,530	219,928	—	17,223	448,036
Vice President & COO(6)
Herman F. Dick, Jr.	2006	151,730	—	4,199	14,076	175,853	—	13,625	359,483
Vice President, Secretary,
Treasurer and Chief Financial Officer
James L. Simonton	2006	280,000	—	47,530	15,232	324,104	—	18,794	685,660
Former President and Chief Executive Officer(7)

(1)	The amounts in Stock Awards reflect the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2006, in accordance with Statement of Financial Accounting Standard No. 123(R) (Share-Based Payment), of stock awards and thus includes amounts from awards granted in 2006. No stock awards have been made for any period prior to 2006. Assumptions used in the calculation of this amount are included in footnote titled “Stock Based Compensation” to the Company’s audited financial statements for the year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 28, 2007.

(2)	The amounts in Option Awards reflect the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2006, in accordance with Statement of Financial Accounting Standard No. 123(R) (Share-Based Payment), of stock option awards and thus all such amounts relate to awards granted prior to 2006. Assumptions used in the calculation of this amount are included in footnote titled “Stock Based Compensation” to the Company’s audited financial statements for the year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 28, 2007.

(3)	The amounts in Non-Equity Incentive Plan Compensation represent compensation paid to our named executive officers under the Core Molding Technologies, Inc. Profit Sharing Plan. Such compensation is paid to the named executive officers based upon the Company’s earnings levels for the fiscal year in excess of a base threshold, as described in the “Compensation Discussion and Analysis” section above, rather than upon the date of grant. Thus, the amounts in this column which were earned for the year ended December 31, 2006 were paid to each named executive officer in March of 2007.

(4)	Includes contributions by the Company to its 401(k) plan for salaried employees. The Company makes contributions to its 401(k) Plan in several ways. The matching contribution equals 25% of the first 6% of earnings deferred by each participant to the 401(k) Plan, which includes all salary and wages that are subject to income tax withholding (except for overtime and disqualifying dispositions of stock options). Our matching contributions are invested automatically into our common stock. In addition, we make an automatic employer contribution equal to 3% of each participant’s base salary. This contribution is made for all eligible employees, regardless of whether they make any pre-tax contributions. Finally, if a participant is at least age 35, we may make a retirement contribution based upon such participant’s base salary, which equals 1.5% of such participant’s base salary if such participant is age 35 to 44, and 3.5% of earnings if such participant is age 45 or older. This contribution is normally made only if the participant is employed on the last day of the year. Matching contributions for the fiscal year ended December 31, 2006 were $3,750 for Mr. Barnett, $4,873 for Mr. Klestinec, $3,750 for Mr. Dick and $4,494 for Mr. Simonton. Retirement contributions during the fiscal year ended December 31, 2006 were $9,000 for Mr. Barnett, $12,350 for Mr. Klestinec, $9,875 for Mr. Dick and $14,300 for Mr. Simonton.

(5)	Mr. Barnett served as the Company’s Group Vice President during 2006. He assumed the role of President and Chief Executive Officer on January 1, 2007.

(6)	Mr. Klestinec served as the Company’s Vice President Operations during 2006. He assumed the role of Vice President and Chief Operating Officer effective January 1, 2007.

(7)	Mr. Simonton retired from his position as the Company’s President and Chief Executive Officer effective January 1, 2007. With respect to the compensation value of his 2006 stock award, all vesting requirements were met by Mr. Simonton upon reaching the age of 65.

Grants of Plan-Based Awards

The following table summarizes the 2006 grants of equity and non-equity plan based awards to the named executive officers. All of these equity and non-equity plan awards were granted under the 2006 Core Molding Technologies, Inc. Long-Term Equity Incentive Plan and the Core Molding Technologies, Inc. Profit Sharing Plan, as further described above in “Compensation Discussion and Analysis.”

								All Other	All Other
								Stock	Option		Grant
								Awards:	Awards:	Exercise	Date Fair
		Estimated Future Payouts			Estimated Future Payouts			Number	Number	or Base	Value of
		Under Non-Equity			Under Equity			of Shares	of Shares	Price of	Stock and
		Incentive Plan Awards($)(1)			Incentive Plan Awards(#)			of Stock	of Stock	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	or Units	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)(2)

Kevin L. Barnett	—	—	231,503	—	—	—	—	—	—	—	—
	5/17/06	—	—	—	—	—	—	5,637	—	—	37,770
Stephen J. Klestinec	—	—	219,928	—	—	—	—	—	—	—	—
	5/17/06	—	—	—	—	—	—	5,420	—	—	36,314
Herman F. Dick, Jr.	—	—	175,853	—	—	—	—	—	—	—	—
	5/17/06	—	—	—	—	—	—	3,581	—	—	23,993
James L. Simonton	—	—	324,104	—	—	—	—	—	—	—	—
	5/17/06	—	—	—	—	—	—	7,094	—	—	47,530

(1)	Represents amounts awarded under the Profit Sharing Plan for 2006 performance, as set forth in the Summary Compensation Table and further described above in “Compensation Discussion and Analysis.” The maximum and minimum thresholds are not applicable to the Profit Sharing Plan.

(2)	The Board of Directors awarded restricted stock grants in 2006 in accordance with the 2006 Long Term Equity Incentive Plan. Restricted stock granted under the plan require the individuals receiving the grants to acquire and maintain certain common stock ownership thresholds and vest over three years or upon the date of the participants’ sixty-fifth birthday, as such was the case with Mr. Simonton’s grant. All shares were granted based on a share price of $6.70 on the date granted.

Outstanding Equity Awards at December 31, 2006

	Option Awards					Stock Awards
Equity
								Equity	Incentive
								Incentive	Plan
								Plan	Awards:
			Equity					Awards:	Market or
			Incentive				Market	Number of	Payout
			Plan Awards:			Number	Value of	Unearned	Value of
	Number of	Number of	Number of			of Shares	Shares or	Shares,	Unearned
	Securities	Securities	Securities			or Units	Units of	Units or	Shares,
	Underlying	Underlying	Underlying			of Stock	Stock	Other	Units or
	Unexercised	Unexercised	Unexercised	Option		That	That	Rights	Other Rights
	Options	Options	Unearned	Exercise	Option	Have Not	Have Not	That Have	That Have
	(#)	(#)	Options	Price	Expiration	Vested	Vested	Not Vested	Not Vested
Name	Exercisable	Unexercisable(1)	(#)	($)	Date	(#)(2)	($)(3)	(#)	($)

Kevin L. Barnett	61,225	13,775	—	3.21	02/02/2014	5,637	54,397	—	—
Stephen J. Klestinec	63,175	31,825	—	3.21	02/02/2014	5,420	52,303	—	—
Herman F. Dick, Jr.	10,060	16,340	—	3.21	02/02/2014	3,581	34,557	—	—
	—	48,600	—	2.75	10/21/2014
James. L. Simonton	54,976	61,274	—	3.21	02/02/2014	—	—	—	—

(1)	Mr. Barnett’s options vest 13,775 shares on April 3, 2007. Mr. Klestinec’s options vest 9,025 shares on April 24, 2007, April 24, 2008 and 13,775 shares on October 21, 2008. Mr. Dick’s first grant of options vest 3,610 on May 1, 2007, May 1, 2008, May 1, 2009 and 5,510 shares on November 1, 2009. Mr. Dick’s second grant of options vest 5,700 shares each November 21, 2007 through 2013 and 8,700 shares vesting April 21, 2014. Mr. Simonton’s unvested options at December 31, 2006 were forfeited due to his retirement as an executive officer and director of the Company effective January 1, 2007.

(2)	All grants will vest one-third on May 17, 2007, May 17, 2008 and May 17 2009 assuming required stock ownership thresholds are met, as further described above in “Compensation Discussion and Analysis.”

(3)	The market value of the restricted shares is based on the closing sales price of the Company’s common stock on the AMEX as of the last business day of its fiscal year ended December 31, 2006, which was $9.65 per share.

Option Exercises and Stock Vested

The following table sets forth the option awards that were exercised and the stock awards that vested for each of the named executive officers in 2006.

	Option Awards		Stock Awards
	Number of	Value	Number of	Value
	Shares Acquired	Realized on	Shares Acquired	Realized on
	on Exercise	Exercise	on Vesting	Vesting
Name	(#)	($)(1)	(#)	($)

Kevin L. Barnett	20,000	143,610	—	—
Stephen J. Klestinec	—	—	—	—
Herman F. Dick, Jr.	23,000	144,563	—	—
James. L. Simonton	35,000	129,100	7,094	47,530

(1)	The Value Realized on Exercise is calculated by multiplying the number of shares acquired by the difference between the market price on the date of exercise and the exercise price of the stock options.

Potential Payments upon Change in Control or Termination

Payments upon a Termination in connection with a Change in Control

We have entered into an executive severance agreement with each of our named executive officers that provides for certain benefits upon the occurrence of a change in control. The following describes and quantifies the payments that each named executive officer would receive if we had a change in control and such named executive officer’s employment was terminated following the change in control. The summaries assume that the change in control occurred on December 29, 2006 and the relevant stock price is the closing market price of our common stock on the AMEX on December 29, 2006, which was $9.65.

Under each executive severance agreement, upon a “change in control”, each named executive officer shall be entitled to continue to receive his then-current base salary for the remainder of the term of the agreement, as may be extended from time to time, as well as continuing to receive all benefits under any plans or programs in which the named executive officer then participates (including our annual cash profit sharing plan, long-term equity incentive plan, stock purchase plan, 401(k) plan, vacation, dental, life, health and accident, disability or deferred compensation plans). A “change in control” is defined as any of the following (a) the consummation of a reorganization, merger or other consolidation or sale of substantially all of our assets, resulting in less than 50% of the combined voting power of such resulting entity being held by the holders of our voting stock immediately prior to such transaction; (b) the filing of a beneficial ownership report disclosing that any person has become a beneficial owner of securities representing 50% or more of our voting stock; (c) over a period of 2 consecutive years, the members of the board of directors in place at the beginning of any such period cease to constitute a majority of the board, subject to certain circumstances.

In addition, if within the two-year period following a change in control, we terminate the employment of a named executive officer other than for “cause” (as described in the agreement) or for death or disability, or the named executive officer terminates his employment for “good reason” (as described in the agreement), each named executive officer shall be entitled to the following:

•	Full base salary earned through date of termination at the rate then in effect at the time notice for termination is given;

•	In lieu of any further salary payments for periods subsequent to the date of termination, a lump-sum payment equal to 2.99 times the sum of (a) the average of base salary as reported on such named executive officer’s W-2 form for the 5 calendar years prior to the year in which termination occurs and (b) the average of the cash bonuses earned by the named executive officer as reported on the named executive officer’s W-2 form for the 5 calendar years prior to the year in which such termination occurs; provided, however that the sum of the amounts in clauses (a) and (b) above shall not exceed 2.99 times of the base amount as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, or any successor provision; and

•	The immediate vesting of all unvested stock options, stock appreciation rights and restricted stock awards.

The payments that would have been made to the named executive officers, assuming a change in control and related termination occurred on December 29, 2006, are as follows:

		Value of Accelerated	Value on Accelerated	Total Value of Change
	Lump Sum	Stock Option	Restricted Stock	In Control
	Payment	Exercise	Vesting	Severance
Name	($)	($)(1)	($)(2)	($)

Kevin L. Barnett	553,557	483,000	54,397	1,090,954
Stephen J. Klestinec	516,031	611,800	52,303	1,180,134
Herman F. Dick, Jr.	396,000	505,356	34,557	935,912
James. L. Simonton(3)	818,161	748,650	—	1,566,811

(1)	The amounts in Value of Accelerated Stock Option Exercise represent the value between the closing stock price on December 29, 2006 and the strike price for all vested and unvested “in the money” stock options.

(2)	The amounts in Value of Accelerated Restricted Stock Vesting represent the value of all unvested restricted stock at December 29, 2006.

(3)	Mr. Simonton retired from his position as the Company’s President and Chief Executive Officer effective January 1, 2007, and thus his executive severance agreement has terminated and is of no further force and effect.

Payments upon a Termination not in connection with a Change in Control

Restricted Stock.  Assuming we terminated the employment of a named executive officer for death, disability, or retirement at age 65 as of December 29, 2006, each named executive officer would be entitled, under the 2006 Plan, to the amounts set forth under “Value of Accelerated Restricted Stock Vesting” in the table above to the extent that such named executive officer satisfies certain stock ownership and time vesting requirements (as described in the 2006 Plan). All named executive officers who terminate for any reason other than death, disability or retirement at age 65 shall forfeit all rights to any unvested restricted stock awards.

Stock Options.  Assuming we terminated the employment of a named executive officer for any reason as of December 29, 2006, each named executive officer would be able to exercise any vested stock option awards but shall forfeit all rights to any unvested stock option awards. Following table describes the payments made to the name executive officers, assuming all named executive officers exercised the vested stock option awards as of December 29, 2006, on the date of termination.

Value of Vested
Stock Option
Exercise
Name	($)(1)

Kevin L. Barnett	394,289
Stephen J. Klestinec	406,847
Herman F. Dick, Jr.	64,786
James. L. Simonton(1)	354,045

(1)	The amounts in the Value of Vested Stock Option Exercise column represent the value between the closing stock price on December 29, 2006 and the strike price for all vested stock options.

DIRECTOR COMPENSATION

The Company uses a combination of cash and equity-based incentive awards to attract and retain qualified candidates to serve on the Board of Directors. The Company from time to time reviews the adequacy and competitiveness of the amount of the annual director’s fee, committee fees and meeting attendance fees and makes adjustments as it deems appropriate. Only non-employee directors receive director compensation.

For the fiscal year ended December 31, 2006, each non-employee director of the Company, other than Mr. Prine, received a director’s fee of $3,500 per quarter. Mr. Prine received a director’s fee of $13,000 per quarter to reflect his role as chairman. Mr. Crowley received an additional $1,000 fee per quarter, to reflect his role as audit committee chairman.

Each non-employee director received a $1,000 fee for each regularly scheduled board meeting that they were in attendance and each audit committee member received a $1,000 fee for each audit committee meeting that they were in attendance. In addition, the 1997 Core Molding Technologies, Inc. Long-Term Equity Incentive Plan provided for a one-time grant of a director option to each of the non-employee directors of the Company to purchase 35,000 shares of common stock, which option vests in increments of 20% over a five year period. Mr. Hellmold, Mr. Hough and Mr. Prine received this one-time grant of a director option on April 16, 1997. Mr. Crowley and Mr. Simonton received this one-time grant of a director option upon their election to the Board of Directors on May 28, 1998. Mr. Cellitti received this one-time grant of a director’s option upon his election to the Board of Directors on February 10, 2000. Mr. Wright, who resigned from the Board of Directors effective March 16, 2007, received this one-time grant of a director’s option upon his election to the Board of Directors on October 22, 2003. Mr. Prine also received a grant of 70,000 of stock options on February 4, 1998. In 2003, we completed an option repricing tender offer, whereby upon tendering outstanding stock options, we issued new stock options for 95% of the number of shares covered by their existing options, carrying an option price equal to $3.21, the market price of our common stock at the time of the grant of the new options. All of our directors at the time participated in the pricing tender offer and received stock options representing 95% of the options they tendered in accordance with that program.

In May, 2006, the Board granted our directors shares of restricted common stock pursuant to the 2006 Plan. Each restricted stock grant vests in 3 equal installments over the next three (3) years following the date of the grant, with all restricted stock grants being fully time vested upon the date of the recipient’s 65th birthday and accelerated vesting upon death, disability or “change-in-control” (as described in the 2006 Plan). Awards made to directors (excluding Mr. Simonton whose restricted stock award is reflected in his former capacity as a named executive officer) in 2006 were as follows:

2006 Restricted
Name	Stock Awards

Thomas R. Cellitti	1,254
James F. Crowley	1,254
Ralph O. Hellmold	1,254
Thomas M. Hough	1,254
Malcolm M. Prine	2,522
John P. Wright	—

The restricted stock grants also contained stock ownership vesting requirements, such that each restricted stock grant does not vest until the director owns and retains shares of our common stock equal in value to 100% of the average annual director fee. The restricted stock grants did consider and adjusted accordingly for any unvested options that existed, as was such in the case of Mr. Wright.

Beginning January 1, 2007 upon his retirement as President, CEO and director, the Board of Directors retained Mr. Simonton as a consultant for 2007.

The table below summarizes the compensation paid by the Company to non-employee directors for the fiscal year ended December 31, 2006.

					Change in
					Pension Value
					and
					Nonqualified
	Fees Earned				Deferred
	or	Stock	Options	Non-Equity	Compensation	All Other
	Paid in Cash	Awards	Awards	Incentive Plan	Earnings	Compensation	Total
Name(1)	($)(1)	($)(2)	($)(3)	Compensation	($)	($)	($)

Thomas R. Cellitti	19,000	1,400	—	—	—	—	20,400
James F. Crowley	27,000	1,400	—	—	—	—	28,400
Ralph O. Hellmold	23,000	8,400	—	—	—	—	31,400
Thomas M. Hough(4)	19,000	1,400	—	—	—	—	20,400
Malcolm M. Prine	57,000	16,900	—	—	—	—	73,900
John P. Wright(5)	23,000	—	14,840	—	—	—	37,840

(1)	James L. Simonton, the Company’s President and Chief Executive Officer during the fiscal year ended December 31, 2006 is not included in this table, as he was an employee of the Company and thus received no compensation for his services as a director. The compensation received by Mr. Simonton as an employee of the Company is shown above in the Summary Compensation Table. In addition, Mr. Simonton retired from the Board of Directors and as President and Chief Executive Officer effective January 1, 2007.

(2)	The amounts reflect the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2006, in accordance with Statement of Financial Accounting Standard No. 123(R) (Share-Based Payment), of stock awards and thus includes amounts from awards granted in 2006 pursuant to the Core Molding Technologies 2006 Long-Term Equity Incentive Plan. No stock awards have been made for any period prior to 2006. Assumptions used in the calculation of this amount are included in footnote titled “Stock Based

Compensation” to the Company’s audited financial statements for the year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 28, 2007.

(3)	The amounts reflect the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2006, in accordance with Statement of Financial Accounting Standard No. 123(R) (Share-Based Payment), of stock option awards and thus includes amounts from awards granted in and prior to 2006. Assumptions used in the calculation of this amount are included in footnote titled “Stock Based Compensation” to the Company’s audited financial statements for the year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 28, 2007.

(4)	Mr. Hough resigned from the Board of Directors effective January 31, 2007 in conjunction with his retirement from International. Accordingly, since the vesting requirements applicable to the restricted stock were not met, his restricted stock awards were forfeited and cancelled upon his retirement.

(5)	Mr. Wright resigned from the Board of Directors effective March 16, 2007.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors (“Committee”) is composed of three directors, none of whom is an employee of the Company. The Committee is governed by a charter as approved by the Board of Directors (“Board”) on March 27, 2000, and thereafter ratified by the Board at the Boards’ May 17, 2006 meeting. A copy of the Audit Committee Charter was attached as Exhibit A to the proxy statement for the Company’s 2005 Annual Stockholders Meeting. In accordance with its written charter, the Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company.

During the year ended December 31, 2006, the Committee met four times and the Committee discussed the interim financial information contained in quarterly earnings announcements with both management and the independent registered public accounting firm prior to the public release of quarterly information.

In discharging its oversight responsibility as to the audit process, the Committee obtained from Deloitte & Touche LLP a formal written statement describing all relationships between Deloitte & Touche LLP and the Company that might bear on Deloitte & Touche ’s independence consistent with Independence Standards Board Standard No. 1 “Independence Discussions with Audit Committees,” discussed with Deloitte & Touche LLP any relationships that may impact their objectivity and independence and satisfied itself as to their independence. The Committee also discussed with management and Deloitte & Touche LLP the quality and adequacy of the Company’s internal controls. The Committee reviewed with Deloitte & Touche LLP their audit scope and their identification of audit risks.

The Committee discussed and reviewed with Deloitte & Touche LLP all communications required by auditing standards generally accepted in the United States of America, including those described in Statement on Auditing Standards No. 61, as amended “Communication with Audit Committees” and, with and without management present, discussed and reviewed the results of Deloitte & Touche’s examination of the financial statements. Management also discussed with Deloitte & Touche LLP those matters required to be discussed under the Securities and Exchange Commission and U.S. Public Company Accounting Oversight Board.

The Committee reviewed the audited consolidated financial statements of the Company as of and for the year ended December 31, 2006, with management and Deloitte & Touche LLP. Management has the responsibility for the preparation of the Company’s financial statements and Deloitte & Touche has the responsibility for the examination of those statements.

Based on the above-mentioned review and discussions with management and the independent auditors, the Committee recommended to the Board that audited consolidated financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the Securities and Exchange Commission.

Audit Committee

James F. Crowley, Chairman
Malcolm M. Prine
Ralph O. Hellmold

AUDIT FEES

During the fiscal years ended December 31, 2006 and 2005, the aggregate fees billed for professional services rendered for the audit of the Company’s annual financial statements and the review of financial statements included in the Company’s Forms 10-Q were $238,000 and $142,500, respectively, which were paid to Deloitte & Touche LLP.

AUDIT RELATED FEES

The aggregate fees billed to the Company for assurance related services by Deloitte & Touche LLP for the fiscal years ended December 31, 2006 and 2005 were $25,000 and $30,100, respectively. The services rendered by Deloitte & Touche LLP in 2006 primarily relate to consultations concerning financial accounting and reporting matters not classified as audit. The services rendered by Deloitte & Touche LLP in 2005 primarily relate to a response to a Securities and Exchange Commission comment letter and due diligence related to an acquisition.

TAX FEES

The aggregate fees billed to the Company for tax services by Deloitte Tax LLP for the fiscal years ended December 31, 2006 and 2005 were $46,668 and $77,580, respectively.

ALL OTHER FEES

No other fees were billed for products and services for the fiscal years ended December 31, 2006 and 2005 except audit fees, audit related fees and tax fees, as described above.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationship with International Truck and Engine Corporation (International)

On October 8, 1996, RYMAC Mortgage Investment Corporation, a Maryland corporation, formed the Company as a wholly owned subsidiary under the laws of the State of Delaware. RYMAC incorporated the Company in order to acquire substantially all of the assets of the Columbus Plastics operating unit of International Truck and Engine Corp.

Pursuant to the terms of the asset purchase agreement with International, the Company acquired substantially all of the assets and liabilities of Columbus Plastics on December 31, 1996. As consideration, International received a secured note in the principal amount of $25,504,000. International also received 4,264,000 shares of newly issued common stock of the Company, representing approximately 43% of the total number of shares of common stock issued and outstanding at the time of the acquisition. The principal amount of the secured note and the number of shares of common stock received by International were subject to adjustment pursuant to the terms of the asset purchase agreement.

International’s acquisition of common stock of the Company made it the largest stockholder of the Company. The certificate of incorporation of the Company protects this position by limiting the possibility of a change in ownership or control. For instance, the certificate of incorporation requires a super-majority vote to remove directors or to approve certain extraordinary corporate transactions, including mergers and acquisitions. The certificate of incorporation also restricts transfers of securities, which could result in a change of ownership of a specified percentage in the Company. This restrictive transfer provision is discussed below under the heading “Limitation on Ownership.”

International’s status as the largest stockholder of the Company has allowed International in the past, and will allow International at the annual meeting, to influence the composition of the Board of Directors. The Company anticipates that the stockholders will elect Mr. Cellitti, currently an officer of International, as a director of the Company at the annual meeting.

In addition to being the largest stockholder of the Company, International is also a significant customer of the Company with sales to International representing approximately 50% of total revenues of the Company during the fiscal year ended December 31, 2006. The Company has a comprehensive supply agreement with International, pursuant to which the Company sells fiberglass reinforced parts to International. Additionally, the Company and International entered into a registration rights agreement at the time of the merger and acquisition under which the Company granted to International demand and piggy-back rights with respect to the registration for sale under the Securities Act of 1933 of the shares of common stock received pursuant to the asset purchase agreement.

Other Material Relationships

The Company has entered into material arrangements with members of its Board of Directors which arrangements are discussed above under the heading “Compensation Committee Interlocks and Insider Participation.”

LIMITATION ON OWNERSHIP

The certificate of incorporation of the Company contains a prohibited transfer provision, which was designed at the time of the merger and acquisition to help assure the continued availability of the Company’s substantial net operating losses by seeking to prevent an ownership change in the Company.

The prohibited transfer provision prohibits a transfer of stock of the Company if the transfer will cause the transferee to hold a prohibited ownership percentage or if the transferee’s ownership percentage already exceeds the prohibited ownership percentage. The prohibited transfer provision defines “stock” as including all classes of stock, options to purchase stock or any other interest in the Company that could be treated as stock. A prohibited ownership percentage generally means direct and indirect ownership of 4.5% or more of the stock or any other percentage that would cause a transferee to be considered a five percent stockholder under the federal income tax rules referenced in the certificate of incorporation.

The prohibited transfer provision did not apply to the issuance of stock to International pursuant to the asset purchase agreement and will not restrict certain transfers that are made in compliance with exceptions set forth in the prohibited transfer provision.

In addition, the Company’s Certificate of Incorporation and Bylaws contain certain provisions designed to discourage specific types of transactions involving an actual or threatened change of control of the Company. These provisions, which are designed to make it more difficult to change majority control of the Board of Directors without its consent, include the following:

Removal of Directors — This provision provides that a director of the Company may be removed with or without cause only upon the vote of the holders of at least 80% of the voting power of the outstanding shares of capital stock entitled to vote generally in the election of directors.

Supermajority Approval — This provision requires that a merger and certain other transactions (as outlined in the Certificate of Incorporation) be approved by the affirmative vote of the holders of at least 66 2/3% of the then outstanding shares of the Company’s common stock. Such affirmative vote is required not withstanding the fact that no vote may be required, or that a lesser percentage may be specified by law.

Amendments — This provision requires that any amendment to the provisions relating to the removal of directors be approved by the holders of at least 80% of the then outstanding shares of voting stock, and any amendment to provisions requiring the approval of the holders of at least 66 2/3% of the then outstanding shares of voting stock be approved by the holders of at least 66 2/3% of the then outstanding shares of voting stock.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Composition of the Board of Directors

The Board of Directors currently consists of five (5) members. At the annual meeting, the stockholders will elect five (5) directors to hold office until the election and qualification of their successors or until their earlier resignation, death, disqualification or removal from office. Effective January 1, 2007 James L. Simonton retired as a director and the Board of Directors subsequently appointed Kevin L. Barnett to fill this vacant seat until the 2007 annual meeting , in accordance with Mr. Barnett’s assumption of the duties of President and Chief Executive Officer and as part of the Company’s strategic succession plan.

In 2007, Thomas Hough retired as a director effective January 31, 2007 and John P. Wright resigned from the Board as a director effective March 16, 2007. Subsequent to such resignations, the Board of Directors resolved, in accordance with the Company’s Bylaws, to reduce the size of the Board of Directors to five (5), and therefore has not proposed a nominee to fill such vacancies created by the resignations of Messrs. Hough and Wright in 2007.

The intention of the proxies is to vote the shares of common stock they represent for the election of Kevin L. Barnett, Thomas R. Cellitti, James F. Crowley, Ralph O. Hellmold and Malcolm M. Prine unless the proxy is marked to indicate that such authorization is expressly withheld. Each of the nominees is currently a member of the Board of Directors. All of the nominees have stated their willingness to serve and the Company is not aware of any reason that would cause any of the nominees to be unavailable to serve as a director should they be elected at the annual meeting. If any of the nominees should become unavailable for election, the proxies may exercise discretionary authority to vote for a substitute nominee proposed by the Board of Directors. Information with respect to the background and experience of each of the seven nominees is set forth above under the heading “Directors and Executive Officers of the Company.”

Under Delaware law and the Bylaws of the Company, the stockholders will elect as directors the five (5) nominees receiving the greatest number of votes. The Company will count shares of common stock as to which voting authority is withheld for quorum purposes but will not count those shares toward the election of directors or toward the election of individual nominees specified in the form of proxy.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF MESSRS. BARNETT, CELLITTI, CROWLEY, HELLMOLD AND PRINE.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has appointed the firm of Deloitte & Touche LLP to audit the financial statements of the Company for the fiscal year ending December 31, 2007. The Company expects a representative of Deloitte & Touche LLP to attend the annual meeting. The Company will provide the representative with an opportunity to make a statement if he or she desires to do so. The Company expects that the representative will be available to respond to appropriate questions.

The Company is presenting the appointment of Deloitte & Touche LLP as independent registered public accounting firm for ratification at the annual meeting. While ratification by stockholders of this appointment is not required by law or the Certificate of Incorporation or Bylaws of the Company, management believes that such ratification is desirable. In the event this appointment is not ratified by a majority vote of stockholders, the Board of Directors will consider that fact when it appoints an independent registered public accounting firm for the next fiscal year. The Board has adopted policies requiring the Audit Committee to pre-approve all audit and non-audit services provided by the Company’s independent registered public accounting firm. All auditing services and non-audit services provided by Deloitte & Touche for the year ended December 31, 2006 have been approved by the Audit Committee.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP.

The management of the Company and the Board of Directors of the Company know of no matters to be brought before the annual meeting other than as set forth above. If, however, any other matters are properly presented to the stockholders for action, it is the intention of the persons named in the proxy to vote at their discretion on all matters on which the shares of common stock represented by such proxies are entitled to vote.

BY ORDER OF THE BOARD OF DIRECTORS

Malcolm M. Prine
Chairman of the Board

April 16, 2007

P R O X Y
CORE MOLDING TECHNOLOGIES, INC.
THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS
For An Annual Meeting of Stockholders
To be held on May 16, 2007
     The undersigned stockholder appoints Kevin L. Barnett and Herman Dick, Jr., as proxies with full power of substitution, to vote the shares of voting securities of Core Molding Technologies, Inc. (the “Company”) that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the Company’s southeast production facility, 24 Commerce Drive, Gaffney, South Carolina 29340, on May 16, 2007, at 1 p.m., Eastern Daylight Savings Time, and at any adjournments thereof, upon matters properly coming before the meeting, as set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement, both of which have been received by the undersigned. Without otherwise limiting the general authorization given hereby, such proxies are instructed to vote as follows:
     THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE PROPOSALS INDICATED ON THIS CARD AND AS SUCH PROXIES DEEM ADVISABLE WITH DISCRETIONARY AUTHORITY ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT OR ADJOURNMENTS THEREOF.
(1)	☐ FOR ALL NOMINEES LISTED HEREIN (EXCEPT AS MARKED UP TO THE CONTRARY BELOW).

☐WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES LISTED BELOW.
(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE’S NAME LISTED BELOW)

KEVIN L. BARNETT	THOMAS R. CELLITTI	JAMES F. CROWLEY
RALPH O. HELLMOLD	MALCOLM M. PRINE
(2)	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2007.

☐ FOR	☐ AGAINST	☐ ABSTAIN

PLEASE CHECK THE BOXES ABOVE AND SIGN, DATE AND RETURN THIS PROXY TO AMERICAN STOCK TRANSFER & TRUST COMPANY, 59 MAIDEN LANE, NEW YORK, NEW YORK, 10038, IN THE SELF-ADDRESSED ENVELOPE PROVIDED.
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

DATED:
Signature

Signature (if held jointly)

Print Names

(Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are jointly held, each holder must sign. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person).